Exhibit 99.1
Eventbrite Reports First Quarter 2021 Financial Results
Revenue of $27.8 million, up 4% from the fourth quarter of 2020
Paid ticket volume increased throughout the quarter and into April
Retirement of term loan increases financial flexibility and strength as industry’s recovery begins
May 6, 2021
SAN FRANCISCO--(BUSINESS WIRE) -- Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today posted its financial results for the quarter ended March 31, 2021. The First Quarter 2021 Shareholder Letter is available on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“The light shining at the end of the pandemic tunnel grew brighter during the first quarter. As vaccinations reached more of the population and restrictions on gatherings started to ease, the live events economy began to reopen. Pent-up demand for in-person experiences is reconnecting with the expanding number of live events on the Eventbrite platform, and our creators are beginning to thrive once again.” said Julia Hartz, Eventbrite Co-founder and Chief Executive Officer. “Eventbrite entered 2021 a stronger, leaner company, positioned to lead our industry’s recovery and re-invention. Our first quarter results begin to hint at the strength of our strategy and product-driven model. We expect our business momentum to build as the world comes out of the pandemic. Eventbrite is committed to serving our creators and fulfilling our mission of bringing the world back together through live experiences.”

Earnings Webcast Information

Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s first quarter financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite First Quarter 2021 Earnings Conference Call
Date: Thursday, May 6, 2021
Time: 2:00 p.m. PT (5:00 p.m. ET)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a cooking class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

Eventbrite Investor Relations
investors@eventbrite.com